UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 11, 2014

NORTHWEST PIPE COMPANY

(Exact name of registrant as specified in its charter)

OREGON	0-27140	93-0557988
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5721 SE Columbia Way, Suite 200

Vancouver, WA 98661

(360) 397-6250

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On September 11, 2014, Michelle Galanter Applebaum was elected to the Board of Directors of Northwest Pipe Company (the “Company”) for a term expiring at the Company’s next Annual Meeting of Shareholders. Ms. Applebaum was also appointed to the Audit Committee of the Company’s Board of Directors. The Board has determined that Ms. Applebaum is an independent director in accordance with guidelines that the Company has adopted, which comply with the listing standards set forth by the Nasdaq Stock Market.

Ms. Applebaum has over 30 years of experience in capital markets. She joined Salomon Brothers in 1981 and became #1 ranked in steel equity analysis in 1988 and promoted to Managing Director in 1994. While at Salomon, Michelle was part of a team that built and ran the firm’s steel investment bank, which was a top advisor to the sector for nearly a decade. After leaving the firm in 2003, Ms. Applebaum built one of the first and most successful “independent” equity research advisory boutiques. Michelle recently retired and is currently teaching finance part-time at Lake Forest College in Chicago.

As a member of the Company’s Board of Directors, Ms. Applebaum will receive an annual retainer and an annual stock grant plus fees for each Board meeting attended and for each meeting of a committee of the Board attended. Upon election to the Board, Ms. Applebaum has been granted an award of $55,000, payable in shares of Company common stock.

The Company issued a press release on September 15, 2014 announcing the election of Ms. Applebaum to the Company’s Board of Directors. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

The following exhibits are filed as part of this report:

99.1	Press Release issued by Northwest Pipe Company on September 15, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized on September 15, 2014.

NORTHWEST PIPE COMPANY
(Registrant)

By	/s/ ROBIN GANTT
Robin Gantt,
Vice President and Chief Financial Officer